                                                                    EXHIBIT 99.1

             HOUSTON EXPLORATION ANNOUNCES $150 MILLION OFFERING
           OF SENIOR SUBORDINATED NOTES PURSUANT TO RULE 144A/REG S
         AND PROPOSED ACQUISITION OF NATURAL GAS AND OIL PROPERTIES


         Houston, Texas, February 9, 1998 -- The Houston Exploration Company (NYSE:THX) announced today that the Company intends to offer an aggregate of $150 million of senior subordinated notes due 2008. The offering will be made by means of an offering memorandum to qualified institutional buyers and certain foreign purchasers, and the securities will have certain registration rights associated therewith. The Company currently anticipates that the offering will commence during the week of February 9, 1998.

         The Company also announced that it has entered into a non-binding letter of intent with respect to the acquisition of natural gas and oil properties located onshore in South Louisiana representing 45 Bcfe of net proved reserves and other assets as of November 1, 1997. The average net production in December 1997 attributable to such properties was approximately 14 Mmcfe per day. The non-binding letter of intent provides for the Company to pay $60 million in cash for the properties to be acquired. The completion of the proposed acquisition is subject to numerous conditions, including the completion of due diligence and the negotiation and execution of binding agreements, among others; accordingly, no assurance can be made that the proposed acquisition will be completed.

         The Company anticipates that the proceeds to the Company from its offering of senior subordinated notes will be used to repay amounts outstanding under the Company's revolving credit facility and for working capital, including payment of a portion of the purchase price of the proposed acquisition, if completed.

         The offering of the senior subordinated notes has not been and will not be registered under the Securities Act of 1933. The senior subordinated notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         The Houston Exploration Company (NYSE:THX) is a Houston-based independent natural gas and oil company engaged in the exploration, development and acquisition of domestic natural gas and oil properties. The Company's offshore properties are located in the Gulf of Mexico, and its onshore properties are located in South Texas, the Arkoma Basin, East Texas and West Virginia. Information on the Company can be found on the Company's web site at (www.houstonexploration.com).

                                   #   #   #

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company's publicly available SEC reports, which could cause actual results to differ materially from those expected.




(RULE 135c)



                                      -2-